                                                                      EXHIBIT 21

                              SUBSIDIARIES OF G-III

NAME OF SUBSIDIARY                     JURISDICTION OF ORGANIZATION
------------------------------------   ----------------------------
G-III Leather Fashions, Inc.           New York

Siena Leather Ltd.                     New York

J. Percy for Marvin Richards, Ltd.     New York

CK Outerwear, LLC                      New York

Fabio Licensing, LLC                   New York

G-III Brands, Ltd.                     Delaware

G-III License Company, LLC             Delaware

G-III Retail Outlets Inc.              Delaware

Global Apparel Sourcing, Ltd.          Delaware

Indawa Holding Corp.                   Delaware

PT Balihides                           Indonesia

G-III Hong Kong Ltd.                   Hong Kong

Kostroma Limited                       Hong Kong

Wee Beez International Limited         Hong Kong

Global International Trading Company   Korea